Item 77C – Matters Submitted to a Vote of Security Holders

COLUMBIA FUNDS VARIABLE INSURANCE TRUST

Shareholder Meeting Results

Special Meeting of Shareholders Held on April 13, 2017

Variable Portfolio – Multi-Manager Diversified Income Fund

Variable Portfolio – Multi-Manager Interest Rate Adaptive Fund

(together, the “Funds”)

During the period, the Board of Trustees of Columbia Funds Variable Insurance Trust solicited approval to liquidate the Funds.

At a Joint Special Meeting of Shareholders held on April 13, 2017 (the “Meeting”), shareholders of the Funds approved the proposals to liquidate the Funds. The votes cast by the shareholders of each Fund for or against as well as the number of abstentions and broker non-votes are set forth below. A vote is based on the total number of Fund shares outstanding as of the record date for the Meeting.

Variable Portfolio – Multi-Manager Diversified Income Fund

Votes For	Votes Against	Abstentions	Broker Non-Votes
4,625,475.723	36,189.835	283,645.271	0

Variable Portfolio – Multi-Manager Interest Rate Adaptive Fund

Votes For	Votes Against	Abstentions	Broker Non-Votes
4,724,752.052	119,534.832	191,309.065	0